Exhibit 10.1

[Date]

[Name and Address]

Dear [Name of Employee]:

This letter is to confirm our discussion regarding the separation or severance benefits to be provided to you.

In the event that (1) Zhone terminates your employment without “Cause” or (2) following a “Change in Control” you terminate your employment for “Good Reason” (as such terms are defined below), then Zhone will pay you the greater of (i) $            1 or (ii) your then current annual salary in a lump sum as severance in exchange for a standard release of claims. You will not receive the severance if you do not sign the release of claims within 50 days following your termination, or you revoke the release. The severance will be paid on the 8th day following the effective date of the release. You also will not be eligible for the severance payment if you voluntarily terminate your employment prior to a Change in Control for any reason, or following a Change in Control other than for Good Reason, or you are terminated for Cause.

For this purpose, “Cause” and “Change in Control” shall have the respective meanings set forth in the company’s 2001 Stock Incentive Plan, as amended. “Good Reason” shall mean (i) a diminution in your authority, duties or responsibilities from those in effect immediately prior to the Change in Control, including an adverse change in your reporting relationship or a change in the named individual to whom you report, (ii) a reduction of your total compensation opportunities, (iii) a diminution in the authority, duties or responsibilities of the named individual to whom you report, including a requirement that you report to someone other than the Chief Executive Officer of Zhone or someone who reports directly to the Board of Directors of Zhone, or (iv) a requirement that you relocate your principal place of employment by more than 50 miles. You must provide notice to Zhone of the existence of one or more of the conditions listed above, within a period not to exceed 90 days of the initial existence of such condition, and Zhone shall have a period of 10 days to remedy the condition. If Zhone is unable to remedy such condition within the 10-day cure period, you may terminate your employment for Good Reason. For purposes of the definition of Good

[1]	Amount will be equal to 2008 annual base salary prior to giving effect to any voluntary salary reduction.

Reason, references to Zhone shall include any successor thereto in the Change in Control, or if Zhone or its successor following such Change in Control is a subsidiary, then Zhone shall mean the ultimate parent company.

This letter and the agreements contained herein shall be binding upon and shall by their terms automatically be assigned to any successor in interest to Zhone in a Change in Control, including but not limited to any entity that acquires substantially all of the assets, capital stock or operations of Zhone.

As is our normal practice, your employment with us will remain voluntarily at-will and for no specified period. Of course you are always free to resign at any time, for any reason, or for no reason, as you deem appropriate. We will have a similar right and may conclude our employment relationship with you at any time, with or without Cause.

The terms stated in this letter, the proprietary rights and stock option agreements you previously executed constitute the entire agreements between you and Zhone regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and Zhone.

I want to thank all of you for your hard work and contributions in making Zhone successful. With your continued commitment, our best days are ahead of us.

Sincerely,

Mory Ejabat

Chief Executive Officer

I AGREE TO AND ACCEPT TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.

Executive Signature	Date

Schedule to Exhibit 10.1: In accordance with Instruction 2 to Item 601 of Regulation S-K, the Company has filed only the form of Change in Control Severance Agreement as the agreements are substantially identical in all material respects, except as to the parties thereto, the dates of execution and the minimum severance amount (which in each case will be equal to the employee’s 2008 annual base salary prior to giving effect to any voluntary salary reduction). The Company agrees to furnish the agreements at the request of the SEC. The Form of Change in Control Severance Agreement was entered into on August 9, 2012 with the following officers, with their respective titles listed below:

Name	Title
Kirk Misaka	Chief Financial Officer, Treasurer and Secretary
David Misunas	Vice President, Business Development